UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Solitron Devices, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Solitron Devices Provides Details on Live Audio Stream of Annual Meeting

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) is making available a live audio stream of its 2025 Annual Meeting of Stockholders to be held on April 24, 2026 at 10:00 a.m., Eastern time. In order to participate in the live audio stream of the meeting please contact the company at corporate@solitrondevices.com by April 22, 2026 to sign up. Only shareholders who have pre-registered will be able to participate in the live stream. Shareholders will be able to hear the meeting and submit questions but will not be able to vote virtually. Shareholders are encouraged to vote their proxies by April 22, 2026.

The annual meeting will still be open to in-person attendance at the company’s facility at 901 Sansburys Way, West Palm Beach, Florida. The official portion of the meeting is scheduled to begin at 10:00 a.m., Eastern time. It will be followed by a presentation and a question and answer portion. Shareholders who have registered for the live stream of the meeting will be able to submit written questions.

The Company’s proxy statement, most recent annual report on Form 10-K, and other proxy materials are available at https://www.cstproxy.com/solitrondevices/2025.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company’s products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com